Exhibit 99.1

Cancer Genetics Reports Fourth Quarter and Full Year 2017
Financial Results and Provides Strategic Business Updates

Conference call at 4:30 p.m. EST, Monday, April 2, 2018

RUTHERFORD, N.J., April  2, 2018 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for oncology through molecular markers and diagnostics, today announced financial and operating results for the fourth quarter and full year ended December 31, 2017 as well as an update on its strategic direction and key organizational initiatives.

Following the departure of its former CEO, the Company has undertaken a comprehensive and extensive review of its strategy and organization. This included operations, pipeline programs, revenue streams, and financial resources. Its goal has been to focus the business through targeted investment in the Company’s core strengths, to continue to streamline operations, and to reduce costs.

In the first quarter of 2018, the Company has been focused on developing and implementing a transformative strategy to increase revenues, improve cash collections and reduce costs, allowing the Company to execute on its broader growth plan.  Management intends to focus on growing both the Biopharma and Discovery businesses in the US and globally.  Combined, Biopharma and Discovery services represented 63% of the Company’s total revenue in 2017, and the Company expects to increase this portion of its business in these two markets through 2018. Demand for the Company’s services in both of these markets continues to show strength, as the Company exited Q4 2017 supporting over 220 clinical trials and studies focused on solid tumor and blood-borne cancers, and 74 preclinical efficacy and toxicology studies, including 59 and 36 respectively for immuno-oncology indications.

A major area of concentrated focus during the first quarter of 2018 was the careful evaluation of the Company’s accounts receivables, which had increased to approximately $16 million on the balance sheet prior to any adjustments.  A significant reason for the increase was disruptions in collections in its Clinical Services business. While the Company continues with its collections efforts on all claims, in the fourth quarter it recorded a bad debt expense of $4.4 million and wrote off $1.8 million of its accounts receivable, with a significant portion of the bad debt expense and write off related to collection issues with respect to the accounts receivable  recorded subsequent to the 2015 acquisition of Response Genetics Inc. Payors have declined to reimburse the Company on certain performed Clinical services due to delays in filing its claims, the demands by payors for copies of patient medical records or diagnosis codes which have been difficult to obtain, and  reimbursement challenges for certain of our next generation sequencing tests by Medicare and  third-party managed care plans, among other reasons. As such, the

Company has made a prudent decision to write these off in the fourth quarter. Management believes that its current outstanding accounts receivables are collectible, net of the allowance for doubtful accounts.

The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2017 today with the Securities and Exchange Commission. The audited financial statements contain a going concern qualification paragraph in the audit opinion from its independent registered public accounting firm. The Company will also disclose that it had a Material Weakness in Internal Controls Over Financial Reporting at December 31, 2017. See further discussion in Note 2 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K.

The Company also announced that it has engaged Raymond James & Associates, Inc. as a financial advisor to assist with evaluating options for the Company’s strategic direction. These options may include raising additional capital, the acquisition of another company and / or complementary assets, the sale of the Company, or another type of strategic partnership.

The Company’s Board of Directors is committed to evaluating all potential strategic opportunities and to pursuing the path most likely to create both near- and longer-term value for Cancer Genetics’ shareholders.

John A. (Jay) Roberts, interim Chief Executive Officer and COO of Cancer Genetics said, “We are intently focused on enhancing our financial and competitive position through efforts to expand our Biopharma and Discovery businesses through pursuit of select new partnerships and large volume contracts in precision oncology. Our leading and unique capabilities and comprehensive portfolio in precision oncology allow us to provide pharmaceutical and biotechnology partners with unparalleled clinical trial strategy and support services, including genomics testing, biomarker measurement and identification, custom protocol execution and patient monitoring. We believe we have the strongest, most comprehensive test portfolio in the industry, based on a broad selection of methodologies, including Complete::IO™, Tissue of Origin® TOO®, the OncomineDx Target Test from Thermo Fisher, Liquid::Lung-cfDNA™ and others. We are committed to optimizing and leveraging this robust suite of unique oncology diagnostics to drive growth across multiple areas of our business, are confident in our new growth strategy and in our team’s ability to implement it, and believe that the execution of this strategy has the potential to drive shareholder value.”

FOURTH QUARTER 2017 AND RECENT OPERATIONAL HIGHLIGHTS

•                  Raised $7 million through the sale of 3.5 million units consisting of one share and one warrant, through a registered direct offering to support the Company’s operational and business expenses.

•                  Received approval from the New York State Department of Health for Thermo Fisher Scientific’s Oncomine Dx Target Test, the first FDA-approved companion diagnostic test for lung cancer.

•                  Expanded its immuno-oncology (IO) panel, Complete::IO™, to include five new IO markers bringing the total number of simultaneously detectable markers to twenty seven. Complete::IO™ is the most comprehensive flow-cytometry-based biomarker panel with a 24-hour turnaround time.

•                  Delivered an oral presentation at the 2017 American Society of Hematology Annual Meeting demonstrating the potential value of an agnostic platform along with best diagnostic modality to evaluate PD-L1 in DLBCL (Diffuse Large B-Cell Lymphomas).

•                  Appointed renowned biotech entrepreneur Thomas F. Widmann, MD to the Company’s Board of Directors to advise the company on improving business growth and advancing its test and services portfolio.

•                  Presented two oral presentations at the Association for Molecular Pathology Annual 2017 meeting highlighting the role of next-generation sequencing in lung cancer biomarker testing, comprising of the Company’s liquid biopsy test, Liquid::Lung-cfDNA™.

FOURTH QUARTER 2017 FINANCIAL RESULTS

The Company reported total revenue of $7.5 million for the fourth quarter of 2017 compared to revenue of $7.2 million in fourth quarter of 2016, an increase of 4% or $0.3 million.

Biopharma services revenue totaled $3.5 million in the fourth quarter, compared to $4 million during the fourth quarter 2016. Biopharma projects are dependent on the timing, size and duration of our contracts with pharmaceutical and biotech companies and clinical research organizations, and can fluctuate in comparable periods. The Company increased the number of clinical studies and trials it is supporting to 224, up from 125 in Q4 2016.

Clinical Services revenue decreased by approximately $1.1 million in the fourth quarter of 2017 compared to the same period in 2016, from $3 million to $1.9 million. The decrease in revenue was primarily related to higher contractual allowance adjustments than the Company historically has taken following its examination of outstanding receivables. The Company’s Discovery Services contributed $2.1 million in revenue for the fourth quarter of 2017, an increase of approximately $1.8 million compared to the fourth quarter of 2016, driven by the first full quarter of vivoPharm revenue following its August 2017 acquisition and growing demand for early stage discovery results combined with bioinformatics analysis capabilities.

Gross profit margin decreased to 30.0% or $2.3 million in Q4 2017, compared to 41% or $2.9 million in the fourth quarter 2016. The gross margin percentage was impacted by lower revenue in the fourth quarter of 2017 in Biopharma and the contractual allowance adjustment made to Clinical Services, partially offset by the increase in revenue from Discovery Services.

Total operating expenses for the fourth quarter of 2017 were approximately $11.8 million, an increase of 82% compared to $6.5 million during the fourth quarter of 2016.  The increase in total operating expenses is primarily the result of the Company recording an additional $4.4 million in bad debt expense, to increase its reserve for doubtful accounts receivable.

Net loss was $7.9 million or $0.35 per share for the fourth quarter of 2017, compared to a net loss of $2.8 million or $0.15 per share for the fourth quarter of 2016, primarily impacted by the additional $5.3 million in bad debt expense.

FULL YEAR 2017 FINANCIAL RESULTS

For the full year 2017, revenues were $29.1 million as compared to $27.0 million for the full year 2016.  Gross margin for the twelve months ended December 31, 2017 was 37.9% compared to 36.8% in the same period last year, an improvement of 1.1 percentage points. Total operating expenses increased approximately $3.0 million to $29.7 million for full year 2017.  The Company recorded a total of $5.3 million in bad debt expense in 2017. Net loss was $20.9 million or $1.01 per share for 2017, compared to a net loss of $15.8 million or $0.87 per share for the corresponding year-ago period.

Cash and cash equivalents totaled $9.5 million, net of $1.0 million in restricted cash, as of December 31, 2017.

UPCOMING EVENTS

•      The Company will be attending and presenting at the BioNJ 2018 BioPartnering Conference in Somerset Park, NJ on May 3, 2018.

CONFERENCE CALL & WEBCAST

Monday, April 2, 2018, 4:30 p.m. Eastern Time

Domestic:	888-394-8218

International:	323-701-0225

Conference ID:	7874980

Webcast:	http://public.viavid.com/index.php?id=128829

Replay — Available through April 16, 2018

Domestic:	844-512-2921

International:	412-317-6671

Conference ID:	7874980

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology by partnering with leading pharmaceutical and biotechnology companies developing novel treatments to fight cancer and supporting physicians providing direct patient care through the use of oncology biomarkers and molecular testing. CGI has developed a global footprint with locations in the US, Australia, India and China. We have established strong clinical research collaborations with leading biopharma companies and major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, USC Norris Comprehensive Cancer Center, Tisch Cancer Institute at Mount Sinai and the National Cancer Institute among others.

The Company offers a comprehensive array of oncology-focused services that provide critical genomic and biomarker information. The Company’s team of medical and scientific experts delivers  clinical laboratory services from CLIA-certified and CAP-accredited laboratories in the US with licensure from several states, including New York State; and preclinical services, including  animal studies, from GLP-compliant audited facilities,.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in revenues, margins, research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. tests and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or bookings or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights, uncertainty of collections from Medicare and third party payors for novel tests and services and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2016 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACTS:

Lee Roth / Carol Ruth
The Ruth Group
Tel: 646-536-7012 / 7026
Email: lroth@theruthgroup.com

Media:
Kirsten Thomas
The Ruth Group
Tel: 508-280-6592
Email: kthomas@theruthgroup.com

Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,541	$9,502
Accounts receivable, net of allowance for doubtful accounts of 2017 $6,539; 2016 $1,387	10,958	11,748
Other current assets	2,707	2,174
Total current assets	23,206	23,424
FIXED ASSETS, net of accumulated depreciation	5,550	4,738
OTHER ASSETS
Restricted cash	350	300
Patents and other intangible assets, net of accumulated amortization	4,478	1,503
Investment in joint venture	246	268
Goodwill	17,992	12,029
Other	399	172
Total other assets	23,465	14,272
Total Assets	$52,221	$42,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,715	$8,148
Obligations under capital leases, current portion	272	109
Deferred revenue	516	789
Line of credit	4,137	—
Bank term note, current portion	6,000	2,000
Total current liabilities	19,640	11,046
Bank term note	—	2,654
Obligations under capital leases	624	374
Deferred rent payable and other	360	290
Warrant liability	4,403	2,018
Deferred revenue, long-term	429	428
Total Liabilities	25,456	16,810
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 27,754 and 18,936 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	3	2
Additional paid-in capital	161,527	139,576
Accumulated other comprehensive income	69	—
Accumulated deficit	(134,834)	(113,954)
Total Stockholders’ Equity	26,765	25,624
Total Liabilities and Stockholders’ Equity	$52,221	$42,434

Cancer Genetics, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

	Years Ended December 31
	2017	2016
Revenue	$29,121	$27,049
Cost of revenues	18,070	17,104
Gross profit	11,051	9,945
Operating expenses:
Research and development	4,789	5,967
General and administrative	19,894	16,034
Sales and marketing	4,990	4,668
Total operating expenses	29,673	26,669
Loss from operations	(18,622)	(16,724)
Other income (expense):
Interest expense	(2,128)	(454)
Interest income	63	23
Change in fair value of warrant liability	(1,964)	1,525
Change in fair value of acquisition note payable	(42)	152
Other expense	(266)	(325)
Total other (expense)	(4,337)	921
Loss before income taxes	(22,959)	(15,803)
Income tax (benefit)	(2,079)	—
Net (loss)	$(20,880)	$(15,803)
Basic and diluted net (loss) per share	$(1.01)	$(1.00)
Basic and diluted weighted-average shares outstanding	20,663	15,861

Net (loss)	(20,880)	(15,803)
Unrealized gain on foreign currency translation	69	—
Total comprehensive (loss)	$(20,811)	$(15,803)